Exhibit 99.1

iBio Reports Fiscal First Quarter 2021 Financial Results and Provides Corporate Update

Bryan, TX / November 16, 2020 / (GLOBE NEWSWIRE) / iBio, Inc. (NYSEA:IBIO) (“iBio” or the “Company”), a biotech innovator and biologics contract manufacturing organization, today announced its financial results for the fiscal quarter ended September 30, 2020.

“We made tremendous strides during the first few months of Fiscal Year 2021 in executing our strategy to transform iBio from a modestly performing contract manufacturer into a dynamic, diversified, innovative biotechnology company,” said Tom Isett, Chairman & CEO of iBio.

Fiscal First Quarter and Recent Business Developments:

Research & Bioprocessing Products (“RBP”)

•	In October 2020, iBio entered into an agreement with Safi Biosolutions, Inc. (“Safi”) to evaluate iBio’s FastPharming® System for the expression of key proteins to be used in the bioprocessing of Safi blood cell therapy products.

•	To-date, iBio has already demonstrated the ability to express more than a dozen recombinant proteins related to the project. The Company plans to commercialize cytokines and growth factors not designated as “customs” for the Safi bioprocess and offer them as part of iBio’s new catalog of proteins for research and further manufacturing uses.

Vaccines

•	In August 2020, the Company announced that IBIO-201 demonstrated an ability to elicit an anti-SARS-CoV-2 immune response in preclinical studies.

•	In September 2020, iBio selected IBIO-201 as its leading candidate for the prevention of SARS-CoV-2 infection.

•	The Company continues preclinical development of its Virus Like Particle (VLP) platform as well as IBIO-400, a subunit vaccine for classical swine fever. Additionally, iBio has selected a Contract Research Organization to support toxicology studies for IBIO-201, and initiated discussions with the U.S. Food and Drug Administration regarding the Company’s COVID-19 vaccine programs.

Therapeutics

•	In August 2020, iBio entered into an exclusive worldwide license agreement with Planet Biotechnology Inc., for the development of a COVID-19 therapeutic candidate based on an ACE2-Fc immunoadhesin.

Contract Development and Manufacturing (“CDMO”) Services

•	Increased revenues approximately 280% over Q1 FY2020.

“We demonstrated our biopharmaceutical candidate development capabilities by creating, in-licensing, or advancing two vaccines and two therapeutics,” commented Mr. Isett. “Meanwhile, the Safi partnership represents both a new FastPharming Services customer, as well as a pathway for iBio to develop our own portfolio of recombinant protein products for RBP uses. And, despite focusing primarily on our new biopharmaceutical candidates for fibrotic and infectious diseases, we successfully increased our CDMO Services revenues in the period, while diversifying and growing our customer base.”

Fiscal First Quarter and Recent Corporate Developments:

•	In October 2020, iBio appointed Dr. Linda Armstrong, Dr. Alexandra Kropotova and Gary Sender to its Board of Directors.

•	In November 2020, the Company appointed Randy J. Maddux as its Chief Operating Officer, effective December 1, 2020.

•	Fiscal year to-date, iBio increased staffing by approximately 21% to 57 employees, including the new position of Head of Animal Health Programs.

“Finally, we increased our bench strength and enhanced our leadership team, adding Randy J. Maddux as Chief Operating Officer, and welcoming three highly accomplished Directors to our Board. Their combined experience and expertise should be invaluable as we execute the next phase of our growth strategy,” said Mr. Isett.

Financial Results:

For the fiscal quarter ended September 30, 2020, iBio reported revenues of approximately $0.4 million, an increase of $0.3 million from approximately $0.1 million in the fiscal quarter ended September 30, 2019. The increase is attributable to revenue generated from two new customers. As of September 30, 2020, revenue backlog was approximately $2.4 million.

Total operating expenses, consisting primarily of research and development (“R&D”) and general and administrative (“G&A”) expenses, for the fiscal quarter ended September 30, 2020 were approximately $7.3 million, compared with approximately $4.0 million in the same period of 2019.

R&D expenses for the for the fiscal quarter ended September 30, 2020 were approximately $1.8 million, compared with approximately $1.0 million in the same period of 2019. The increase in R&D expense of approximately $0.8 million was primarily related to an increase in laboratory supplies of approximately $0.7 million and an increase in R&D personnel costs of approximately $0.1 million.

G&A expenses for the fiscal quarter ended September 30, 2020 were approximately $5.5 million, compared with approximately $3.0 million in the same period of 2019. The increase resulted primarily from higher professional and consulting fees and facility repairs and maintenance.

Other expense for the fiscal quarter ended September 30, 2020 was approximately $0.6 million, consistent with the same period of 2019.

Net loss attributable to iBio stockholders for the fiscal quarter ended September 30, 2020 was approximately $7.5 million, or $0.05 per share, compared with a net loss of approximately $4.5 million, or $0.21 per share, in the same period of 2019.

As of September 30, 2020, iBio had cash and investments in securities of approximately $83.5 million, compared with approximately $55.1 million as of June 30, 2020.

Webcast and Conference Call

iBio management will host a webcast and conference call at 4:30 p.m. Eastern Time today, November 16, 2020, to discuss these results and provide a corporate update.

The live and archived webcast may be accessed on the Company’s website at www.ibioinc.com under “News and Events” in the Investors section. The live call can be accessed by dialing (833) 672-0651 (domestic) or (929) 517-0227 (international) and entering conference code: 2546666.

About iBio, Inc.

iBio is a global leader in plant-based biologics manufacturing. Its FastPharming® System combines vertical farming, automated hydroponics, and glycan engineering technologies to rapidly deliver high-quality monoclonal antibodies, vaccines, bioinks and other proteins. The Company’s subsidiary, iBio CDMO LLC, provides FastPharming Contract Development and Manufacturing Services. iBio’s Glycaneering Development Service™ includes an array of new glycosylation technologies for engineering high-performance recombinant proteins. Additionally, iBio is developing proprietary products, which include IBIO-100 for the treatment of fibrotic diseases, and vaccines for infectious diseases. For more information, visit www.ibioinc.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions and include statements regarding commercializing cytokines and growth factors not designated as “customs” for the Safi bioprocess by offering them as part of the Company’s new catalog of proteins for research and further manufacturing uses, developing its own portfolio of recombinant protein products for RBP uses, the contributions to be made by the newly appointed Chief Operating Officer and directors and executing on the next phase of our growth strategy. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to commercialize cytokines and growth factors not designated as “customs” for the Safi bioprocess, the Company’s ability to develop its own portfolio of recombinant protein products for RBP uses, the Company’s ability to leverage the experience and expertise of the newly appointed Chief Operating Officer and directors, the Company’s ability to execute on its growth strategy, the Company’s ability to obtain regulatory approvals for commercialization of its product candidates, including its COVID-19 vaccines, or to comply with ongoing regulatory requirements, regulatory limitations relating to its ability to promote or commercialize the Company’s product candidates for specific indications, acceptance of the Company’s product candidates in the marketplace and the successful development, marketing or sale of the Company’s products, the Company’s ability to maintain its license agreements, the continued maintenance and growth of its intellectual property portfolio, the Company’s ability to establish and maintain collaborations, the Company’s ability to obtain or maintain the capital or grants necessary to fund its research and development activities, competition, the Company’s ability to retain its key employees or maintain its NYSE American listing, and the other risk factors discussed in the Company’s most recent Annual Report on Form 10-K and the Company’s subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Contacts:

Stephen Kilmer

iBio, Inc.

Investor Relations

(646) 274-3580

skilmer@ibioinc.com

iBio, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands, except share and per share amounts)

	September 30, 2020	June 30, 2020
	(Unaudited)	(See Note 2)
Assets
Current assets:
Cash and cash equivalents	$77,543	$55,112
Accounts receivable - trade	300	75
Subscription receivable	-	5,549
Investments in securities	6,010	-
Work in process	843	798
Prepaid expenses and other current assets	263	214
Total Current Assets	84,959	61,748

Finance lease right-of-use assets, net of accumulated amortization	27,201	27,616
Fixed assets, net of accumulated depreciation	3,834	3,657
Intangible assets, net of accumulated amortization	1,236	1,144
Security deposit	24	24
Total Assets	$117,254	$94,189

Liabilities and Equity
Current liabilities:
Accounts payable (related parties of $124 and $6 as of September 30, 2020 and June 30, 2020, respectively)	$1,602	$1,759
Accrued expenses (related party of $847 and $705 as of September 30, 2020 and June 30, 2020, respectively)	1,406	1,105
Note payable – PPP Loan – current portion	362	261
Finance lease obligation – current portion	306	301
Contract liabilities	1,370	1,810
Total Current Liabilities	5,046	5,236

Note payable – PPP Loan – net of current portion	238	339
Finance lease obligation – net of current portion	31,928	32,007
Total Liabilities	37,212	37,582

Commitments and Contingencies

Equity
iBio, Inc. Stockholders’ Equity:
Preferred stock – no par value; 1,000,000 shares authorized; iBio CMO Preferred Tracking Stock; 1 share authorized, issued and outstanding as of both September 30, 2020 and June 30, 2020	-	-
Series B Convertible Preferred Stock - $1,000 stated value; 5,785 shares authorized; 0 and 5,785 shares issued and outstanding as of September 30, 2020 and June 30, 2020	-	-
Common stock - $0.001 par value; 275,000,000 shares authorized; 180,317,751 and 140,071,110 shares issued and outstanding as of September 30, 2020 and June 30, 2020, respectively	180	140
Additional paid-in capital	237,867	206,931
Accumulated other comprehensive loss	(40)	(33)
Accumulated deficit	(157,953)	(150,420)
Total iBio, Inc. Stockholders’ Equity	80,054	56,618
Noncontrolling interest	(12)	(11)
Total Equity	80,042	56,607
Total Liabilities and Equity	$117,254	$94,189

iBio, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited; in Thousands, except per share amounts)

	Three Months Ended
	September 30,
	2020	2019
Revenues	$410	$108

Operating expenses:
Research and development (related party of $0 and $97)	1,762	977
General and administrative (related parties of $393 and $321)	5,572	2,986
Total operating expenses	7,334	3,963

Operating loss	(6,924)	(3,855)

Other income (expense):
Interest expense – related party	(614)	(620)
Interest income	4	4
Royalty income	-	7

Total other income (expense)	(610)	(609)

Consolidated net loss	(7,534)	(4,464)
Net loss attributable to noncontrolling interest	1	1
Net loss attributable to iBio, Inc.	(7,533)	(4,463)
Preferred stock dividends	(66)	(66)
Net loss available to iBio, Inc.	$(7,599)	$(4,529)

Comprehensive loss:
Consolidated net loss	$(7,534)	$(4,464)
Other comprehensive loss – unrealized loss on securities	(7)	-
Other comprehensive loss - foreign currency translation adjustments	-	(1)

Comprehensive loss	$(7,541)	$(4,465)

Loss per common share attributable to iBio, Inc. stockholders – basic and diluted	$(0.05)	$(0.21)

Weighted-average common shares outstanding – basic and diluted	162,442	21,923